EXHIBIT 99.1

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                  [Letterhead of Astoria Financial Corporation]







                                                CONTACT:  PETER J. CUNNINGHAM
                                                          FIRST VICE PRESIDENT
                                                          INVESTOR RELATIONS
                                                          (516) 327-7877


FOR IMMEDIATE RELEASE

                ASTORIA FINANCIAL CORPORATION AND ASTORIA CAPITAL
               TRUST I EXTEND THE EXPIRATION DATE OF THE EXCHANGE
            OFFER FOR ITS 9.75% CAPITAL SECURITIES TO APRIL 21, 2000

LAKE SUCCESS, NEW YORK - APRIL 12, 2000 -- Astoria Financial Corporation (Nasdaq:ASFC), announced today that its subsidiary, Astoria Capital Trust I, was extending its offer to exchange its 9.75% Capital Securities, Series B (liquidation amount $1,000 per capital security), which have been registered under the Securities Act of 1933, as amended, for any and all of its outstanding 9.75% Capital Securities, Series A (liquidation amount $1,000 per capital security), to 5:00 p.m., New York City time, on April 21, 2000. The original expiration date for this exchange offer was 5:00 p.m., New York City time, on April 12, 2000, at which point, all but $5.5 million of the $125,000,000 aggregate liquidation amount of the outstanding 9.75% Capital Securities, Series A, had been tendered for exchange. The extension is intended to allow additional time for the holders of the remaining outstanding 9.75% Capital Securities, Series A, to tender in exchange for the 9.75% Capital Securities, Series B. As a result of the extension, tenders of 9.75% Capital Securities, Series A, received to date, may continue to be withdrawn at any time on or prior to the new expiration date.

         Astoria Financial Corporation, the holding company for Astoria Federal Savings and Loan Association with assets of $22.9 billion, is the largest thrift institution in New York and sixth largest in the United States. Astoria Federal, through its 87 banking offices, provides retail banking, mortgage and consumer loan services to 700,000 customers. Astoria Federal commands the second largest deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau and Suffolk counties with a population exceeding that of 39 individual states. Astoria Federal originates mortgage loans through its banking and loan production offices in the metropolitan New York area and through an extensive broker network



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in thirteen states: New York, New Jersey, Connecticut, Pennsylvania,
Massachusetts, Delaware, Maryland, Ohio, Virginia, North Carolina, South Carolina, Georgia and Florida.

Note: Astoria Financial Corporation's news releases are available on its web site: HTTP://WWW.ASFC.COM or by fax, at no charge, through PR Newswire's "Company News on Call" at (800) 758-5804, extension 104529.

THIS RELEASE SHALL NOT CONSTITUTE AN OFFER OR THE SOLICITATION OF AN OFFER TO EXCHANGE CAPITAL SECURITIES. THE EXCHANGE OFFER HAS AND WILL ONLY BE MADE BY THE PROSPECTUS (THE "PROSPECTUS"), DATED AND DECLARED EFFECTIVE BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") ON MARCH 10, 2000. THE CAPITAL SECURITIES ARE NOT DEPOSITS OR ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY. NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION OR REGULATOR HAS APPROVED OR DISAPPROVED THE CAPITAL SECURITIES OR DETERMINED THAT THE PROSPECTUS IS ACCURATE OR COMPLETE. IT IS ILLEGAL FOR ANYONE TO TELL YOU OTHERWISE.